NEWS RELEASE

NYSE: ONB
oldnational.com

Contacts:

Media:
Kathy A. Schoettlin – (812) 465-7269
Communications Director, EVP

FOR IMMEDIATE RELEASE –
December 5, 2011

Old National Bank completes the sale of deposits from former Chicago-area Integra branches to First Midwest Bank

- Deposits of four branches included in the sale: Bridgeview, Mokena, Plainfield North and Plainfield South
- Deposits total approximately $185 Million
- All loans to remain with Old National

Evansville, Ind. (December 5, 2011) – Old National Bank, which acquired all 52 branches of the former Integra Bank on July 29, 2011, in an FDIC-assisted transaction, has completed the sale of the deposits of four former Integra branches located in the Chicago area to First Midwest Bank. This transaction closed Friday, Dec. 2, 2011.

The deposits involved in the sale are at the following locations:

Bridgeview, Ill. branch – 7661 S. Harlem Ave., Bridgeview, Ill.

Mokena, Ill. branch – 19102 S. 88th Avenue, Mokena, Ill.

Plainfield North branch – 12251 S. Rt. 59, Plainfield, Ill.

Plainfield South branch – 2320 S. Rt. 59, Plainfield, Ill.

All loan accounts from these four branches will remain with Old National as a part of its loss-share agreement with the FDIC. In addition, Old National Bank has agreed to sell the Plainfield South facility at 2320 S. Rt. 59, Plainfield, IL to First Midwest Bank at a later date to be determined by the parties. Old National Bank did not acquire the facilities associated with the Bridgeview, Ill. branch, Mokena, Ill branch or the Plainfield North branch from the FDIC in connection with its acquisition of the former Integra Bank branches.

“The decision to sell these deposits was driven by our desire to find a strong, Chicago-based institution to serve these former Integra clients,” said Bob Jones, Old National President and CEO. “We are confident that we have found such a partner in First Midwest Bank, and we are thrilled to complete this transaction.”

Old National was advised by the legal firm of Krieg DeVault LLP and the investment banking firm of Sandler O’Neill + Partners, L.P.

About Old National

Old National Bancorp is the largest financial services holding company headquartered in Indiana and, with $8.9 billion in assets, ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued partnerships with clients in its primary footprint of Indiana, Illinois and Kentucky.  In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns Old National Insurance which is one of the top 100 largest agencies in the US and the 10th largest bank-owned insurance agency. For more information and financial data, please visit Investor Relations at oldnational.com.

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